UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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iParty Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 30, 2012, the Company sent the following form of email communication in response to an inquiry from an institutional investor:

Dear [Institutional Investor],

As you requested, I am responding to your recent inquiry regarding the matters to be voted on at the Annual Meeting of Stockholders of iParty Corp. to be held on June 6, 2012 (the “Annual Meeting”).  These matters are discussed in detail in our Definitive Proxy  Statement (“Definitive Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2012 that was mailed to you and is available at www.iparty.com/proxy. As you know, as a public company, our communications with our stockholders must comply with applicable federal securities laws, including the proxy rules and Regulation FD.

Your inquiry appears to fall within the following two categories:

Reverse Stock Split.  The purpose of the reverse stock split (the “Reverse Stock Split”), if authorized by the stockholders and implemented by the Board, is to proportionately increase the price of the Company’s Common Stock to above $1.00 per share so that the NYSE Amex, the securities exchange on which our Common Stock is listed, would not consider the Common Stock as a “low priced stock”. The Board asked for this authorization because our Common Stock, which has traded below $1.00 for an extended time, could be subject to delisting procedures and we could thereby be required to do a Reverse Stock Split or be delisted from the NYSE Amex.  The Company has not received a formal delisting notification from the NYSE Amex as of this date.

By including an authorization to effect a Reverse Stock Split at the Annual Meeting as we previously did a few years ago, we believe we have minimized the potential financial costs of otherwise calling a special meeting and soliciting proxies to approve a Reverse Stock Split should we receive a formal delisting notification from the NYSE Amex.  The Reverse Stock Split, if implemented, would not result in a going private transaction.  At the stock's closing price ($0.20) as of May 25, 2012, a 1-for-5 Reverse Stock Split (the low end of authorization), and a 1-for-20 Reverse Stock Split (the high end of the authorization) could result in a per share price range between $1 and $4 per share upon the effect of the Reverse Stock Split.  The automatic conversion provisions of the Series E Convertible Preferred Stock and Series F Convertible Preferred Stock require that our Common Stock trade above $10 per share for any twenty days in a thirty day period, so the Reverse Stock Split, if implemented, would not, in and of itself, trigger these automatic conversion features.  The Board does not intend to use the approval of the Reverse Stock Split to set a ratio that would force the automatic conversion of any series of Convertible Preferred Stock.  In addition, we are not aware of any undisclosed conflicts of interests involving management or the Board with respect to the Reverse Stock Split, nor have we retained an outside financial advisory firm to advise on the authorization of the Reverse Stock Split.  We do not believe that the financial cost to the Company of implementing the Reverse Stock Split would be material.

As you know from reading our recent public disclosures including our Annual Report that was mailed along with our Definitive Proxy Statement and our most recent Quarterly Report filed with the SEC, we navigated through a difficult year in 2011, especially affected by severe weather in New England and the closing of a number of stores during our peak Halloween season, and one store for four months due to severe flooding following Tropical Storm Irene.

Our first quarter of 2012 experienced strong same store sales, and increased revenue, and we have in place a growth strategy for 2012, as noted in our most recent Quarterly Report filed with the SEC, which may include expanding and targeting the temporary Halloween store aspect of our business, opening new stores, relocating or consolidating existing stores, reviewing potential acquisitions of other entities and further developing our ecommerce site.  Our growth strategy is independent of the implementation of a Reverse Stock Split.

Election to the Board of Directors. The Company must maintain a majority of independent directors as a matter of good corporate governance, as required under NYSE Amex listings standards.  At the present time, the Board consists of four members, consisting of the CEO, who is not independent, and three independent directors.  Both the holders of Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock each have the right to designate one director and were they to do so, the Board would need to add an additional independent director to satisfy corporate governance and NYSE Amex listing standards, which could result in a Board size of up to seven members.  The Nominating Committee and the Board, however, believe that a Board of four members, including a majority of independent directors, is an appropriate size for a company like iParty, controls the costs of compensating Board members and maintains the appropriate skills, qualities and knowledge on the Board.

We hope this answers your questions and that you will vote for these matters at our Annual Meeting.

Sincerely,

/s/ Sal Perisano

Sal Perisano
Chief Executive Officer